Exhibit 16

CERTIFIED PUBLIC ACCOUNTANTS	11766 Wilshire Boulevard
Suite 900
Los Angeles, CA 90025

Phone 310.477.0450
FAX 310.477.8424
www.mossadams.com
December 7, 2005

Office of the Chief Accountant
PCAOB Letter File
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:
We have read Item 4 of Form 8-K dated December 7, 2005 of Discovery Bancorp and are in agreement with the statements contained, except for paragraphs 3, 5 and 6, for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Moss Adams LLP
Los Angeles, CA

A member of Moores Rowland International an association of independent accounting firms throughout the world	Offices in Principal Cities of Washington, Oregon and California